Filed Pursuant to Rule 424(b)(3)
under the Securities Act of 1933,
as amended (File No. 333-137210)

DIET COFFEE, INC.
17,688,500 Shares of
Common Stock

This prospectus relates to the sale of 17,688,500 shares of our common stock, including up to 3,763,000 shares of common stock issuable upon exercise of the common stock purchase warrants. This is the initial registration of shares of our common stock. The selling stockholders will sell the shares from time to time at $0.65 per share. Each Warrant entitles the holder to purchase one share of Common Stock at $0.50 per share, exercisable for a period of two years.   Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from the sale of the common stock. We have paid the expenses of preparing this prospectus and the related registration expenses.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 7.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 13, 2007.

Table of Contents

PROSPECTUS SUMMARY	6

RISK FACTORS	7

USE OF PROCEEDS	15

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	15

BUSINESS	21

FACILITIES	26

EMPLOYEES	27

LEGAL PROCEEDINGS	27

MANAGEMENT	27

EXECUTIVE COMPENSATION	28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29

DESCRIPTION OF SECURITIES TO BE REGISTERED	30

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	31

PLAN OF DISTRIBUTION	31

SELLING STOCKHOLDERS	32

LEGAL MATTERS	34

EXPERTS	34

AVAILABLE INFORMATION	34

INDEX TO FINANCIAL STATEMENTS	F-1

SIGNATURES	II-4

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Diet Coffee,” the “Company,” “we,” “us,” and “our” refer to Diet Coffee, Inc.

DIET COFFEE, INC.

We are engaged in the direct marketing and distribution of all natural, high-energy specialty beverages that are designed to help individuals suppress their appetite and reach weight loss goals. Since our inception on December 19, 2005, we launched our Slim Coffee product line that features coffee beverages infused with specially formulated dietary supplements. We plan to focus our efforts on establishing retail markets through the sale of our products by airing television and radio commercials, infomercials, print advertising and distributing to retail venues including supermarkets, specialty food stores and other mass retail venues. We currently sell our Slim Coffee product through the following websites: www.slimcoffee.com, www.dietcoffee.net, www.buy-slim-coffee.com, www.buyslimcoffee.com, www.coffee-skinny.com, www.coffee-trim.com, www.coffeeskinny.com, www.diet-coffee.com, www.dietcappuccino.com, www.dietcappucinno.com, www.dietcoffee.tv , www.free-slim-coffee.com , www.freeslimcoffee.com, www.slendercoffee.com, www.slim-coffee.com, www.slimandtrimcoffee.com, www.slimcoffee.tv, www.slimtrimcoffee.com, and www.trim-coffee.com.

There is currently no public market for our common stock. We are currently in discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.

We are registering shares of our common stock for resale pursuant to this prospectus in order to allow the selling stockholders to sell their holdings in the public market and to begin developing a public market for our securities to be able to seek public financing and business development opportunities in the future. Our management would like a public market for our common stock to develop from shares sold by the selling shareholders.

Our executive offices are located at 16 East 40 th Street, 13 th Floor, New York, NY 10016, and our telephone number is: (212) 867-1370. We are a Delaware corporation.

Common stock outstanding before the offering	Prior to this Offering, we have 71,513,000 shares of Common Stock outstanding.

Securities offered by the Selling Shareholders	17,688,500 shares, including 3,763,000 shares of common stock issuable upon the exercise of the common stock purchase warrants

This number represents 23.5% of our current outstanding stock.

Common stock to be outstanding after the offering	Up to 75,276,000 shares.

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

The above information regarding common stock to be outstanding after the offering is based on 71,513,000 shares of common stock outstanding as of March 1, 2007 and assumes the subsequent exercise of warrants by our selling stockholders.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

WE ARE A DEVELOPMENT STAGE COMPANY AND WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE AN INVESTMENT DECISION.

Our company was formed on December 19, 2005, therefore we have a limited operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

In their report dated January 5, 2007, Russell Bedford Stefanou Mirchandani LLP stated that our financial statements for the short year ended June 30, 2006, were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of our recurring losses from operations and our net capital deficiency. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit. Our continued net operating losses and stockholders’ deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

WE ARE SEEKING ADDITIONAL FINANCING TO FUND OUR SLIM COFFEE PRODUCTS AND OUR DIRECT RESPONSE SALES BUSINESS, AND IF WE ARE UNABLE TO OBTAIN FUNDING WHEN NEEDED, WE MAY NEED TO SCALE BACK OUR OPERATIONS.

We have been financing our operations since our inception in December 19, 2005 with $814,849 in funds invested by our founders raised through a private placement of our common stock. We have used the financing to start up our direct response sales business. We need additional capital to continue our operations and will endeavor to raise funds through the sale of equity shares and revenues from operations.

Our operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including the level of sales and marketing activities for our products. Accordingly, we expect to need to obtain additional private or public financing including debt or equity financing and there can be no assurance that such financing will be available as needed or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to generate adequate revenues or successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

WE MAY BE UNABLE TO MANAGE OUR GROWTH OR IMPLEMENT OUR EXPANSION STRATEGY IN THE COFFEE AND/OR DIET INDUSTRY.

Our executive officers have limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition into a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. In particular, these new obligations will require substantial attention from our management and divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

Furthermore we may not be able to expand our Slim Coffee product line offerings, our client base and markets for our products, or implement the other features of our business strategy at the rate or to the extent presently planned because we are a small growing company. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

OUR FUTURE OPERATIONS ARE CONTINGENT ON OUR ABILITY TO RECRUIT EMPLOYEES TO EXPAND OUR DIRECT RESPONSE SALES BUSINESS.

In the event we are able to obtain necessary funding to expand our Slim Coffee product line offerings and direct response sales business, we expect to experience growth in the number of employees and the scope of our operations. In particular, we may hire additional sales, marketing and administrative personnel to further advance our Slim Coffee product line offerings and increase our direct response sales business. Additionally, acquisitions could result in an increase in employee headcount and business activity. Such activities could result in increased responsibilities for management. We believe that our ability to increase our customer support capability and to attract, train, and retain qualified technical, sales, marketing, and management personnel, will be a critical factor to our future success.

DUE TO THE HIGH LEVEL OF COMPETITION IN THE DIET AND COFFEE INDUSTRIES, WE MIGHT FAIL TO COMPETE EFFECTIVELY, WHICH WOULD HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS.

The business of marketing weight management and nutrition products is highly competitive and sensitive to the introduction of new products or weight management plans, including various prescription drugs, which may rapidly capture a significant share of the market. These market segments include numerous manufacturers, distributors, marketers, retailers and physicians that actively compete for the business of consumers both in the United States and abroad. In addition, we anticipate that we will be subject to increasing competition in the future from sellers that utilize electronic commerce for their direct response sales business. Some of these competitors have longer operating histories, significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established customer bases and better-developed distribution channels than we do. Our present or future competitors in these industries may be able to develop new products or weight management plans products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. For example, if our competitors develop other diet or weight loss treatments that prove to be more effective than our products, demand for our products could be reduced. Accordingly, we may not be able to compete effectively in our markets and competition may intensify.

We are also subject to significant competition for the recruitment of distributors from other network marketing organizations, including those that market weight management products, dietary and nutritional supplements and personal care products as well as other types of products. We compete for global customers and distributors with regard to weight management, nutritional supplement and personal care products. In addition, because the industry in which we operate is not particularly capital intensive or otherwise subject to high barriers to entry, it is relatively easy for new competitors to emerge who will compete with us for our distributors and customers.

We expect that new competitors are likely to join existing competitors in the diet industry, including the market for diet coffees. Many of our current competitors are significantly larger and have substantially greater market presence as well as greater financial, technical, operational, marketing and other resources and experience than we have. In the event that such a competitor expends significant sales and marketing resources in one or several markets we may not be able to compete successfully in such markets. We believe that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect our gross margins if we are not able to reduce costs commensurate with such price reductions. If our competitors were to provide better and more cost effective products, our business initiatives could be materially and adversely affected.

OUR FAILURE TO COMPLY WITH CURRENT OR FUTURE GOVERNMENTAL REGULATIONS RELATED TO DIETARY SUPPLEMENTS COULD ADVERSELY AFFECT OUR BUSINESS.

The formulation, manufacturing, packaging, labeling, advertising, distribution, and sale of dietary supplements, such as those sold by us, are subject to regulation by a number of federal, state and local agencies, principally, the FDA, and the FTC, as well as foreign agencies in areas where we may operate. Among other matters, this regulation is concerned with product safety and claims made with respect to a product’s ability to provide health-related benefits. These agencies have a variety of procedures and enforcement remedies available to them, including the following:

•	initiating investigations;
•	issuing warning letters and cease and desist orders;
•	requiring corrective labeling or advertising;
•	requiring consumer redress, such as requiring that a company offer to repurchase products previously sold to consumers;
•	seeking injunctive relief or product seizures; and
•	imposing civil penalties or commencing criminal prosecution.

Federal and state agencies have in the past used these remedies in regulating participants in the dietary supplements industry, including the imposition by federal agencies of civil penalties in the millions of dollars against a few industry participants. In addition, publicity related to dietary supplements may result in increased regulatory scrutiny of the nutritional supplements industry.

Our failure to comply with applicable laws could subject us to severe legal sanctions, which could have a material adverse effect on our business and results of operations. We cannot assure you that the regulatory environment in which it operates will not change or that such regulatory environment, or any specific action taken against it, will not result in a material adverse effect on our business and operations. We cannot assure you that a state will not interpret claims presumptively valid under federal law as illegal under that state’s regulations, or that future FDA regulations or FTC decisions will not restrict the permissible scope of such claims. Additionally, we cannot assure you that such proceedings or investigations or any future proceedings or investigations will not have a material adverse effect on our business or operations.

ADVERSE PUBLICITY ASSOCIATED WITH OUR PRODUCTS, INGREDIENTS OR NETWORK MARKETING PROGRAM, OR THOSE OF SIMILAR COMPANIES, COULD HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS.

The size of our distribution force and the results of our operations may be significantly affected by the public’s perception of our Slim Coffee product line, our Company, similar products in the diet and/or coffee industries, similar companies in the coffee and diet industries and natural supplements. Adverse publicity in the form of published scientific research or otherwise, whether or not accurate, that associates consumption of our products or any other similar products with illness or other adverse effects, that questions the benefits of our or similar products, or that claims that such products are ineffective could have a material adverse effect on our reputation, the demand for our products, and our ability to generate revenues. This perception is dependent upon opinions concerning:

•	the safety and quality of our products and ingredients;

•	the safety and quality of similar products and ingredients distributed by other companies;

•	our distributors;

•	our network marketing program; and

•	the direct selling business generally.

Adverse publicity concerning any actual or purported failure of us or our distributors to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, the regulation of our network marketing program, the licensing of our products for sale in our target markets or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our goodwill and could negatively affect our ability to attract, motivate and retain distributors, which would negatively impact our ability to generate revenue. We cannot ensure that all distributors will comply with applicable legal requirements relating to the advertising, labeling, licensing or distribution of our products.

In addition, our distributors’ and consumers’ perception of the safety and quality of our Slim Coffee products and ingredients as well as similar products and ingredients distributed by other companies in the coffee and diet industries can be significantly influenced by national media attention, publicized scientific research or findings, widespread product liability claims and other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products or our direct response sales business, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could negatively impact our reputation or the market demand for our products.

Adverse publicity relating to us, our products, including our Slim Coffee product line, our direct response sales business or our operations, including our planned network marketing program or the attractiveness or viability of the financial opportunities provided thereby could have a negative effect on our ability to attract, motivate and retain distributors. Adverse publicity may cause a rapid, substantial loss of distributors, a decline in consumer interest in our direct marketing campaigns and a corresponding reduction in sales. We expect that negative publicity will, from time to time, negatively impact our business in particular markets.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS WHICH COULD HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS

The sale of our Slim Coffee products exposes us to potential product liability claims that are inherent in the production, marketing and sale of weight loss products. Customers and end users may sue us if any of our Slim Coffee products sold to them fail to perform properly or injure the user. While we maintain product liability insurance which provides coverage up to $1,000,000 per occurrence and up to $2,000,000 in the aggregate, and we require our product suppliers to maintain coverage, we may not be able to maintain insurance in amounts or scope sufficient to provide us with adequate coverage. A claim in excess of our insurance coverage would have to be paid out of cash reserves, which could have a material adverse effect on our business, financial condition, results of operations and cash flows and force us to curtail or cease our business operations. Furthermore, liability claims, whether or not valid or successfully prosecuted, could require us to spend significant time and money on defending our name and our products. As such, any product liability claim likely would harm our reputation in the weight loss and coffee industries and our ability to develop and market our products in the future would be adversely affected.

ADDITIONAL FINANCING WILL BE NECESSARY FOR THE IMPLEMENTATION OF OUR MARKETING STRATEGY FOR OUR SLIM COFFEE PRODUCTS.

In developing and implementing our marketing strategy for our Slim Coffee products, we will need to create additional infomercials and print ad campaigns. Once the marketing plans are implemented we will need to hire additional employees for the operation of our business. Accordingly we expect to need to obtain additional private or public financing including debt or equity financing and there can be no assurance that such financing will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding will jeopardize our ability to continue our business and operations.

OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL SUFFER IF WE DO NOT ACCURATELY FORECAST CUSTOMERS’ DEMANDS FOR OUR SLIM COFFEE PRODUCTS.

Because of our reliance on third-party manufacturers, there production lead times are relatively long. Therefore, we must commit to production well in advance of customer orders for our Slim Coffee products. If we fail to forecast consumer demands accurately, we may encounter difficulties in filling customer orders or in liquidating excess inventories, or may find that customers are canceling orders or returning products. Our relatively long production lead time may increase the amount of inventory and the cost of storing inventory. Additionally, changes in retailer inventory management strategies could make inventory management more difficult. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

OUR DIRECT RESPONSE SALES OPERATION IS DEPENDENT ON HAVING ADEQUATE CREDIT CARD ACTIVITY PROCESSING CAPACITY WITH THE MAJOR CREDIT CARD COMPANIES AND A CREDIT CARD PROCESSOR.

A third party credit card processor regulates our daily credit card sales order volume and sets limits as to the maximum daily sales volume it will process. In addition, credit card companies, such as Visa and MasterCard, and credit card processors typically maintain a record of the level of customer requests to have charges for our products reversed (chargebacks). The credit card companies and processors may impose increased deposit requirements and fines for “high chargeback levels”, may modify our daily sales volume limit, make a demand for additional reserves or even discontinue doing business with us. The direct response business is known for relatively high chargeback levels and we may experience periods of higher than accepted levels of chargeback activity that could lead to fines and disruptions in credit card processing of customer orders. We endeavor to maintain reasonable business practices and customer satisfaction, which in part, can contribute to lower levels of chargeback activity. Nevertheless, excess chargeback activity could result in our being unable to have customers pay us using credit cards.

WE RELY ON OTHERS FOR PRODUCTION OF OUR SLIM COFFEE PRODUCTS, AND ANY INTERRUPTIONS OF THESE ARRANGEMENTS COULD DISRUPT OUR ABILITY TO FILL CUSTOMERS' ORDERS AND HAVE A MATERIAL IMPACT ON OUR ABILITY TO OPERATE.

We obtain our products for our Slim Coffee product line from third party suppliers. Any increase in labor, equipment, or other production costs could adversely affect our cost of sales. Qualifying new manufacturers is time-consuming and might result in unforeseen manufacturing and operations problems. The loss of our relationships with our manufacturers or our inability to conduct our manufacturing services for us as anticipated in terms of cost, quality, and timeliness could adversely affect our ability to fill customer orders in accordance with required delivery, quality, and performance requirements. If this were to occur, the resulting decline in revenue would harm the business.

We depend on manufacturers to maintain high levels of productivity and satisfactory delivery schedules. Our manufacturers serve many other customers, a number of which have greater production requirements than we do. As a result, our manufacturers could determine to prioritize production capacity for other customers or reduce or eliminate deliveries to us on short notice. We may encounter manufacturing delays and longer delivery schedules in commencing volume production of new products. Any of these problems could result in our inability to deliver products in a timely manner and adversely affect our operating results. We depend to a great extent on our manufacturers for the safety, purity, and potency of our products.

We currently outsource significant portions of our business functions, including, but not limited to, warehousing, customer service, inbound call center functions and payment processing for all direct response sales, customer order fulfillment, and product returns processing and shipping. From time to time we have experienced interruptions in these essential services for varying periods of time and future interruptions can and will occur. If such interruptions occur for extended periods of time, our operations may be materially adversely affected.

ANY MATERIAL INCREASE IN THE COST OF THE RAW MATERIALS USED TO MANUFACTURE OUR PRODUCTS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR COST OF SALES.

As a cost efficiency measure and due to the relative size of our business, we do not manufacture our own product line but contract and depend on such supply and manufacture to third parties. We do not have contracts with many of our suppliers of the raw materials used in the production of our Slim Coffee products. We are subject to variations in the prices of the raw materials used in the manufacture of our products. We may not be able to pass along any cost increases to our customers and in the event that we are unable to raise prices, we would experience. As a result, any material increase in the cost of raw materials used in the manufacture of our Slim Coffee products could have a material adverse effect on our cost of sales.

WE ARE DEPENDENT UPON KEY PERSONNEL AND CONSULTANTS.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” Loss of the services of one or more of these officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depends on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. The inability of us to attract and retain the necessary managerial personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

WE ARE CONTROLLED BY CURRENT OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS.

Our directors, executive officers and principal stockholders and their affiliates beneficially own approximately 72% of the outstanding shares of our common stock. Furthermore, Sale-A-Vision, Inc., our largest shareholder, holds 50,000 shares of Series A Preferred Stock. Series A Preferred Stock are not convertible to common stock and have no liquidation preference; the holders of the Series A Preferred Stock are entitled to 10,000 votes per share. So long as our directors, executive officers and principal stockholders and their affiliates controls a majority of our fully diluted equity, they will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval.   This controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors .

IF YOU PURCHASE SHARES IN THIS OFFERING, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

The $0.65 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

THERE IS PRESENTLY NO MARKET FOR OUR COMMON STOCK. ANY FAILURE TO DEVELOP OR MAINTAIN A TRADING MARKET COULD NEGATIVELY AFFECT THE VALUE OF OUR SHARES AND MAKE IT DIFFICULT OR IMPOSSIBLE FOR YOU TO SELL YOUR SHARES.

Prior to this offering, there has been no public market for our common stock and a public market for our common stock may not develop upon completion of this offering. While we will attempt to have our common stock quoted on the Over-The-Counter Bulletin Board, since the OTC Bulleting Board is a dealer system we will have to seek market-makers to provide quotations for the common stock and it is possible that no market-maker will want to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Even if our common stock is quoted on the OTC Bulletin Board under the symbol, the OTC Bulletin Board provides a limited trading market. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

OUR COMMON STOCK WILL BE SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SHOULD OUR STOCK BECOME LISTED ON THE OTC BULLETIN BOARD, IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the Over-The-Counter Bulletin Board, such as us we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no public trading market for our common stock.

As of March 1, 2007, we had 71,513,000 shares of common stock issued and outstanding and approximately 60 stockholders of record of our common stock.  This prospectus relates to the sale of 17,688,500 shares of our common stock, including up to 3,763,000 shares of common stock issuable upon exercise of the common stock purchase warrants. As of the date of this prospectus, 3,763,000 shares of common stock are issuable upon exercise of the common stock purchase warrants.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We has not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business.

Equity Compensation Plan Information

  The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended June 30, 2006.

EQUITY COMPENSATION PLAN INFORMATION
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	-0-

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
Forward-Looking Statements

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Liquidity and Capital Resources

Overview

As of December  31, 2006, we had negative working capital and net worth of $48,399. As of June 30, 2006, we had working capital and net worth of $311,163.

For the short year ended June 30, 2006 we used cash flow in operating activities of $429,948 consisting primarily of the net loss of $447,186, which was partially offset by adjustments for a non cash expense and increases in operating liabilities. Our accounts payable and accrued expenses increased $20,500 in the six month ended June 30, 2006, consisting primarily of a $20,500 increase in accounts payable for professional fees. The operating cash flow derived from an increase in the operating liabilities was partially offset by a $3,447 increase in accounts receivable that are associated with our direct response business.

For the six months ended December 31, 2006, we used cash flow in operating activities of $373,489 consisting primarily of the net loss of $416,062.

There was no cash used in investing activities.

During the fiscal year ended June 30, 2006, cash provided by financing activities totaled $758,349 consisting of proceeds received from the issuance of 67,750,000 shares of common stock issued to founders totaling $67,750, 50,000 Series A preferred stock issued to founders totaling $50,000 and net proceeds related to a private placement offering of $640,599.

During the fiscal year ended June 30, 2006, we completed a private placement in which we subsequently issued 3,478,000 shares of our common stock and warrants to acquire 3,478,000 shares of our common stock at an exercise price of $0.50 per share expiring 2 years from the date of issuance. As of June 30, 2006, the aggregate proceeds from the private placement totaled $640,599.

During the six months ended December 31, 2006, cash provided by financing activities totaled $56,500 consisting of proceeds received from sale of common stock.

In July 2006, the Company sold 285,000 shares of its Common stock at a net average of $0.185 per share. As part of the sale of Common stock the Company issued 285,000 warrants to purchase its Common stock at a price of $0.50 per share expiring 2 years from the date of issuance.

We expect capital expenditures to be nominal for the year ending June 30, 2007. These anticipated expenditures are for continued investments in property and equipment used in our business and software for our accounting and information systems.

Milestones

The major events anticipated for the upcoming year will be the establishing of a market for our Slim Coffee products through ongoing marketing efforts. The most major goal towards achieving our business objectives over the next year is having our Slim Coffee products in distribution to retailers and catalogs.  Our continuing operations will also focus on direct response sales operations, which enhance consumer awareness of our products and benefits sales to retailers and catalogs. We plan to expand our beverage line offerings to include flavored coffee and tea drink products. We expect to produce additional television infomercials to sell new products.

Milestone or Step	Expected Manner of Occurrence or Method of Achievement	Date When Step Should be Accomplished	Cost of Completion
Expand distribution to retailers and catalogs	Present our products, directly to buyers and increase product purchases to support higher sales	12 months - 18 months	$2,500,000
Expand product offerings within our beverage line	Identify product suppliers, make evaluations, finalize formulations.	2 months- 6 months	$50,000
Increase level of direct response selling	Expand media placement of product advertising and increase product purchases to support higher sales	6 months	$750,000
New infomercials and marketing materials	Produce new TV infomercials and other marketing materials for current and new products	6 - 12 months	$200,000

We anticipate that we need an additional $3,500,000 to expand our operations as outlined in the Milestone table above.  These funds will be used to finance the minimum steps we would like to take to implement our business plan in the next 12 months, which funds will be used as set forth in our Milestone Table above.

Financing

As of March 1, 2007, we have raised an aggregate of $814,849 in initial financing through the issuance 50,000 Series A preferred stock and 67,750,000 of common stock to founders and 3,763,000 shares issued in a private offering of common stock and warrants totaling $50,000, $67,750 and $697,099, respectively.

Plan of Operation and Financing Needs

Since our inception on December 19, 2005 to December 31, 2006, we have generated revenues of $579,998 and have incurred a net loss of $863,248. It is hoped that we will begin to achieve sustainable revenues within the next 12 months, of which there can be no guarantee. Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern in the independent registered public accounting firm’s report to the financial statements included in the registration statement, of which this prospectus is a part. Our ability to achieve our operational goals is entirely dependent upon raising additional funds for working capital. If we do not raise at least a minimum offering amount of $3,500,000 we will be unable to establish a base of operations, without which we will have difficulties continuing as a going concern. The Company cash requirements includes the need to build adequate inventory levels, expenditures for a media campaign, operating expenses and additional working capital needs. The realization of recurring sales revenues from our products in the next 12 months is important for our plan of operations. If we do not raise additional capital in order to continue as a going concern we may be required to significantly curtail operations, seek a merger partner or sell assets. We can not assure you that any financing can be obtained or, if obtained, that it will be on reasonable terms. Without realization of additional capital, it would be unlikely for us to stay in business.

Revenue

We are engaged in the direct marketing and distribution of all natural, high energy specialty beverages that help individuals suppress their appetites and reach weight loss goals. We plan to focus our efforts on establishing retail markets through the sale of our products by airing television and radio commercials and infomercials, print advertising and distributing to retail venues including supermarkets, specialty food stores and other mass retail venues. Since our inception on December 19, 2005, we launched our Slim Coffee product line that feature coffee beverages infused with specially formulated dietary supplements. We advertised a uniquely designed version of our Slim Coffee product through airings of our television infomercial and placements of Internet and magazine advertisements. Our net sales of $521,408 and $58,590 for the six months ended December 31, 2006 and for the period from December 19, 2005 to June 30, 2006 (short year), respectively, were generated primarily by customer responding to our advertisements and placing their orders with us through our www.slimcoffee.com website or calling one of our toll-free telephone numbers.

We are currently focusing on generating revenue by selling our products directly to consumers through their responses to our print advertising, internet, radio and television advertising. We are advertising our products that have indicated encouraging levels of consumer acceptance. We plan to test market other products under the Slim Coffee line and other products lines within our niche. Our direct response sales operation requires that we use cash to purchase, up to two weeks in advance advertising to run our television infomercials and other media and to purchase, up to eight weeks in advance, products that we sell.

Gross Profit
Our gross profit was $390,804 for the six months ended December 31, 2006 and our gross profit percentage was 74.95% for the period then ended. Our gross profit was $18,591 for the period from December 19, 2005 (date of inception) to June 30, 2006 (short year) and our gross profit percentage was 31.73% for the period then ended. Our gross profit percentage for the period from December 19, 2005 to June 30, 2006 was reduced by certain one-time product costs we incurred in connection with starting our operations.

Operating Expenses
Operating expenses for the six months ended December 31, 2006 were $807,930 and consisted primarily of $154,217 in personnel costs, $293,208 in media advertising and promotion, $8,188 for infomercial development costs, $78,958 for order fulfillment costs and $198,062 for professional and other consulting fees. Operating expenses for the period from December 19, 2005 (date of inception) to June 30, 2006 (short year) were $466,165 and consisted primarily of $85,891 in personnel costs, $164,926 in media advertising and promotion, $68,119 for infomercial development costs, $7,212 for order fulfillment costs and $101,723 for professional and other consulting fees.

For the six months ended December 31, 2006 and for the period from December 19, 2005 (date of inception) to June 30, 2006 (short year), selling, general and administrative expense was 154.95% and 795.64%, respectively, of net sales. The decrease in the percentage is primarily attributed to the improvement in the level of direct response sales generated in relation to the amount spent on media advertising and promotion. For the six months ended December 31, 2006, we generated $521,408 in revenue and spent $293,208 on media advertising and promotion as compared to $58,590 in revenue and $164,926 in media advertising and promotion for the period from December 19, 2005 (date of inception) to June 30, 2006 (short year). We are seeking further improvements through continuing to refine our sales and marketing programs.

Net Loss
Our net loss was $416,062 for the six months ended December  31, 2006 and our net loss was $447,186 for the period from December 19, 2005 (date of inception) to June 30, 2006. We recently began operating our business, including efforts to market and sell our products, and revenues generated were not sufficient to cover our operating costs. We are continuing our efforts to market and sell our products in order to generate a higher sales volume and unless and until such time as we generate substantially higher sales volume, we will continue realize net losses.

Off-Balance Sheet Arrangements

The Company does not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Financial Reporting Release No. 60, recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The notes to the consolidated financial statements include a summary of significant accounting policies and methods used in the preparation of our Consolidated Financial Statements. In addition, Financial Reporting Release No. 61 was recently released by the SEC requires all companies to include a discussion which addresses, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. The following is a brief discussion of the more significant accounting policies and methods used by us.

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the recoverability of tangible and intangible assets, disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period.

On an on-going basis, we evaluate our estimates. The most significant estimates relate to our recognition of revenue, the allowance for doubtful accounts receivable and inventory valuation reserves.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

Revenues are recognized in the period that services are provided. For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB104”), which superceded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB101”). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

SAB 104 incorporates Emerging Issues Task Force 00-21 (“EITF 00-21”), Multiple-Deliverable Revenue Arrangements. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company's consolidated financial position and results of operations was not significant.

We recognize revenue when we ship our product to customers. Customers at times request credits for returned product or in connection with incentives such as cooperative advertising agreements. We reduce sales or increase selling, general, and administrative expenses, depending on the nature of the credits, for estimated future credits to customers. Management bases such estimates either on historical information about credits issued, relative to total sales, or on specific knowledge of incentives offered to retailers.

Sales include revenue generated from products shipped, including shipping and handling fees, less returns and sales allowances. Returns and sales allowances are for damaged goods and anticipated customer returns. The Company’s sales terms include a return policy of 30 days. During the six months ended June 30, 2006. the Company had not experienced any customer returns. Considering the limited historical experience, management has estimated future sales returns and allowance will be approximately 7% of the gross sales. On a limited basis, we also anticipated the use of cooperative advertising and other sales incentives with certain of our customers. Charges for cooperative advertising and sales incentives will be recorded as advertising expenses in the period in which the expense is incurred.

During the period December 19, 2005 (date of inception) through December 31, 2006, there have not been material changes in the assumptions underlying these critical accounting policies, nor to the related significant estimates. The results of our business underlying these assumptions have not differed significantly from our expectations.

While we believe that the estimates that we have made are proper and the related results of operations for the period are presented fairly in all material respects, other assumptions could reasonably be justified that would change the amount of reported net sales, cost of sales, operating expenses or our provision for income taxes as they relate to the provisions for anticipated sales returns, allowance for doubtful accounts, inventory obsolescence reserve and income taxes.  For the period December 19, 2005 (date of inception) through December 31, 2006, had these estimates been changed simultaneously by 3% in either direction, our reported revenues would have increased or decreased by approximately $400 and the collective impact of these changes on operating income, net earnings and net earnings per diluted common share would be immaterial.

Allowance for doubtful accounts

We maintain an allowance for doubtful accounts to reduce amounts to their estimated realizable value including reserves for customer allowances and incentives. A considerable amount of judgment is required when we assess the realization of accounts receivables, including assessing the probability of collection and the current credit-worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts could be required. We initially record a provision for doubtful accounts based on our historical experience, and then adjust this provision at the end of each reporting period based on a detailed assessment of our accounts receivable and allowance for doubtful accounts. In estimating the provision for doubtful accounts, we consider: (i) the aging of the accounts receivable; (ii) trends within and ratios involving the age of the accounts receivable; (iii) the customer mix in each of the aging categories and the nature of the receivable; (iv) our historical provision for doubtful accounts; (v) the credit worthiness of the customer; and (vi) the economic conditions of the customer’s industry as well as general economic conditions, among other factors.

 Inventories

Inventories consist almost entirely of finished goods. We account for inventory using a first-in-first-out system in which we record inventory on our balance sheets at the lower of our cost or net realizable value. A product’s cost is comprised of the amount that we pay our manufacturer for product, tariffs and duties associated with transporting product across national borders and freight costs associated with transporting the product from our manufacturers to our warehouse locations. When circumstances dictate that we use net realizable value in lieu of cost, we base our estimates on expected future selling prices less expected disposal costs. The Cost of goods sold line item on the Statements of Operations is comprised of the book value (lower of cost or net realizable value) of inventory sold to customers during the reporting period.

Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the fiscal year ended June 30, 2006.

BUSINESS

Organizational History

We were incorporated in the State of Delaware on December 19, 2005 and amended our Certificate of Incorporation on March 1, 2006. On March 1, 2006, we changed our name from The Diet Coffee Company, Inc. to Diet Coffee, Inc.

Overview of Business

We are engaged in the direct marketing and distribution of an all natural, high energy coffee designed to help individuals suppress their appetite and reach their weight loss goals. Since our inception on December 19, 2005, we launched our Slim Coffee product line that features coffee beverages infused with specially formulated dietary supplements. We plan to focus our efforts on establishing retail markets through the sale of our products by airing television and radio commercials, infomercials, print advertising and distributing to retail venues including supermarkets, specialty food stores and other mass retail venues. We currently sell our Slim Coffee product through the following websites: www.slimcoffee.com, www.dietcoffee.net, www.buy-slim-coffee.com, www.buyslimcoffee.com, www.coffee-skinny.com , www.coffee-trim.com, www.coffeeskinny.com, www.diet-coffee.com, www.dietcappuccino.com, www.dietcappucinno.com, www.dietcoffee.tv, www.free-slim-coffee.com, www.freeslimcoffee.com, www.slendercoffee.com, www.slim-coffee.com, www.slimandtrimcoffee.com, www.slimcoffee.tv, www.slimtrimcoffee.com, and www.trim-coffee.com.

We currently sell Slim Coffee in two different manners: (1) in a brew, drip formula that is prepared in a coffee machine and (2) in an instant formula that you just add hot water to. Both formulas are prepared in a regular and decaffeinated style. Slim Coffee is distributed to the consumer through our Direct Response Television commercial, various print advertisements through magazines such as Ladies Home Journal, Woman’s Day, and through our various websites. In addition, we sell Slim Coffee to marketers in other countries.

Features and Benefits of Our Products

The coffee products being sold by us are designed to provide consumers with a flavorful drink that is more nutritious than standard coffees. Our Slim Coffee products are a rich coffee blend which are infused with various ingredients that give the products their effectiveness as a weight control beverage. Among the ingredients are:

Hoodia Gordonii - a natural cactus like plant from the Kalahari Desert of South Africa that many believes acts as an appetite suppressor by making you feel like you’re full. The information contained herein is based on an article that is produced and maintained on the CBS News website, which can be found at http://www.cbsnews.com/stories/2004/11/18/60minutes/main656458.shtml

Chromium Picolinate - a nutritional supplement that works to increase the efficiency of sugar to optimal levels.  The most common usage for chromium picolinate is as a weight loss aid.  Chromium picolinate is a common ingredient in many herbal weight-loss products readily available for over-the-counter sale at local drugstores or on the internet.  The information contained herein is based on an article that is produced and maintained on the Vanderbilt University Psychology Department website, which can be found at http://www.vanderbilt.edu/AnS/psychology/health_psychology/chromiumpicolinate.htm. Other parts of the information contained herein are based on an article that is maintained on the website chromiumpicolinate.org. This article can be found at http://www.chromiumpicolinate.org/DIABETES_chromiumsupplement.htm.

Green Tea Extract - a natural antioxidant, which has been shown to facilitate weight loss by effecting glucose levels. Green Tea helps the body burn fat naturally   by inhibiting the movement of glucose in fat cells.   The information contained herein is based on an article that is produced and maintained on the University of Maryland Medical Center website, which can be found at http://www.umm.edu/altmed/ConsHerbs/GreenTeach.html.

Garcinia Cambogia - a diminutive purple fruit native to India and Southeast Asia, that is rich in a substance called hydroxycitric acid, or HCA, which is closely related to the citric acid found in grapefruits and oranges. Animal and test-tube studies indicate that HCA may promote weight loss in two basic ways. First, HCA seems to work in part by blocking the conversion of sugary foods and starches into fats. Put another way, this means HCA is believed to help inhibit fat production. Second, recent findings indicate that by raising levels of certain brain chemicals such as serotonin, a key regulator of appetite control, HCA also may suppress appetite. The information contained herein is based on an article that is produced and maintained on the Drug Digest website, which can be found http://www.drugdigest.org/DD/PrintablePages/herbMonograph/0,11475,4071,00.html

Vitamin B-12 - An effective antioxidant to combat free radicals within the body. The combination of the ingredients is designed to curb appetite cravings, boost your metabolism and help reduce body fat and calories naturally. The information contained herein is based on an article that is produced and maintained on the National Insititute of Health’s Office of Dietary Supplements website, which can be found at http://dietary-supplements.info.nih.gov/factsheets/vitaminb12.asp#h1

The foregoing ingredients are what make our product an all natural coffee that helps individuals lose weight. The all natural ingredients are formulated to help burn unwanted fat, support weight loss and help the customers achieve an ultimate body shape.

Suppliers

We have arrangements with suppliers in Belgium, Italy, Mexico and the United States to supply key product ingredients and manufacture Slim Coffee products on an as needed basis. Our current principal suppliers are American Instants, Inc., Fresh Brew Group, USA, Fine Foods N.T.M., Certified Natural Laboratories, Inc. and Merkacommerce S.A. de C.V. We do not believe we will have any problems in obtaining our raw materials from our principal suppliers. We also believe such suppliers are numerous and we foresee no difficulties in securing alternative sources for our ingredients or the production of our products as needed.

Industry Overview

Our business is focused on the dietary supplement industry. For the most part, diet coffee is coffee that is infused with a variety of ingredients. These ingredients usually include high-energy components and fat reducing elements. An advantage of diet coffee programs is that diet coffee can easily replace regular coffee in an overall diet.

Among the popular and well-publicized diet plans, many make the use of supplements and specially formulated drinks. We believe that the diet coffee market appears poised for a period of rapid growth given the increased popularity in drinking coffee coupled with desire of many people to lose weight. Diet teas have also seen an increase in consumption.

Sales and Marketing

We intend to target the market of adult coffee drinkers who also want to follow a healthy lifestyle and maintain or achieve a desirable body type. We plan to market our products through the following mechanisms:

Infomercials - We have developed and produced both long and short form (spot) direct response television campaigns (infomercials) to be placed in major national broadcast and cable networks. Spot infomercials run between 60 seconds and five minutes and long form infomercials run for 28 minutes. These campaigns are conducted locally, nationally, or both, depending on the specific product and anticipated demand. As of the date of this registration statement we have broadcase a 28:30 long form infomercial as well as a 2 minute and 1 minute spot infomercial.

Print and Catalog Advertising - Products will be advertised in a variety of popular magazines in order to gain widespread awareness of the product. In addition, our products have also be marketed through specialty publications such as Ladies Home Journal, Woman’s Day, Mademoiselle, Cosmopolitan, Star, OK Magazine, Family Circle, Self Magazine, Glamour, USA Today Weekend, Redbook, Health , Fingerhut, Hammacher Schlemmer and Publisher’s Clearing House.

Retail - We have also approached several major national chains and expect to have a comprehensive network of major retailers selling our products. We plan to use independent distributors to assist us with establishing retail sales of our products. We have shipped an order to Wakefern General Merchandise which places Slim Coffee in the Shop-Rite super market stores. In addition, we have a purchase order from Rite-Aid for $136,468. We are currently in discussion with Wal-Mart, Walgreen’s, and other major market retailers.

Internet - In addition, all of our products and product lines will be featured on our websites: www.slimcoffee.com, www.dietcoffee.net, www.buy-slim-coffee.com, www.buyslimcoffee.com, www.coffee-skinny.com, www.coffee-trim.com, www.coffeeskinny.com, www.diet-coffee.com, www.dietcappuccino.com, www.dietcappucinno.com, www.dietcoffee.tv, www.free-slim-coffee.com, www.freeslimcoffee.com, www.slendercoffee.com, www.slim-coffee.com , www.slimandtrimcoffee.com, www.slimcoffee.tv, www.slimtrimcoffee.com, and www.trim-coffee.com.

We may create and distribute multimedia emails to selected individuals who purchase products or express an interest in the Company’s product line.

Intellectual Property

We have an oral agreement with a founding shareholder of the Company to license the following trademarks for no consideration until such time such trademarks can properly be transferred to us through the U.S. Patent and Trademark Office:

-	Slim Coffee, applied for on October 12, 2005

-	Diet Coffee, applied for on August 15, 2005

On January 11, 2007, we applied for the “Coffee Slim” trademark with the U.S. Patent and Trademark Office.

In addition, we have obtained the rights to a wide variety of relevant domain names through www.godaddy.com, including: www.slimcoffee.com, www.dietcoffee.net, www.buy-slim-coffee.com , www.buyslimcoffee.com , www.coffee-skinny.com , www.coffee-trim.com , www.coffeeskinny.com , www.diet-coffee.com , www.dietcappuccino.com , www.dietcappucinno.com , www.dietcoffee.tv , www.free-slim-coffee.com , www.freeslimcoffee.com , www.slendercoffee.com , www.slim-coffee.com , www.slimandtrimcoffee.com , www.slimcoffee.tv , www.slimtrimcoffee.com , and www.trim-coffee.com.

Competition

The general weight loss market is subject to intense competition since new products are constantly entering the market and competing for consumer dollars. The ease of entry into the weight loss market also adds to the highly competitive nature of the industry. The coffee and diet industries include several companies that have achieved substantially greater market shares than we have, have longer operating histories, have larger customer bases, and have substantially greater financial, development and marketing resources than we do. Our products will compete with many other products sold in the coffee and diet industries that are sold over the internet and specialty stores. Maintaining and gaining market share depends heavily on product development and enhancement, pricing, quality, performance, packaging and availability, brand name recognition, patents, and marketing and distribution approaches. Some of the companies that we may compete with include, but are not limited to, Javalution and Slim Café.

Government Regulation

The formulation, manufacturing, packaging, labeling, advertising, distribution, and sale (hereafter, collectively “sale” or “sold”) of dietary and nutritional supplements, such as those sold by us, are subject to regulation by one or more federal agencies, principally the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, and to a lesser extent the Consumer Product Safety Commission and United States Department of Agriculture. Our activities are also regulated by various governmental agencies for the states and localities in which our products are sold, as well as by governmental agencies in certain countries outside the United States. Among other matters, regulation by the FDA and FTC covers product safety and claims made with respect to a product's ability to provide health-related benefits.

•	Federal agencies, primarily the FDA and FTC, have a variety of procedures and enforcement remedies available to them, including the following:
•	initiating investigations,
•	issuing warning letters and cease and desist orders,
•	requiring corrective labeling or advertising,
•	requiring consumer redress, such as requiring that a company offer to repurchase products previously sold to consumers,
•	seeking injunctive relief or product seizures,
•	imposing civil penalties, or
•	commencing civil action and/or criminal prosecution.

In addition, certain state agencies have similar authority. These federal and state agencies have in the past used these remedies in regulating participants in the dietary supplements industry, including the imposition by federal agencies of civil penalties in the millions of dollars against industry participants. We cannot assure you that the regulatory environment in which we operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on our operations. In addition, increased sales of, and publicity about, dietary supplements may result in increased regulatory scrutiny of the dietary supplements industry.

The Dietary Supplement Health and Education Act, or DSHEA, was enacted in 1994, amending the Federal Food, Drug, and Cosmetic Act (FFD&CA). We believe the DSHEA is generally favorable to consumers and to the dietary supplement industry. DSHEA establishes a statutory class of “dietary supplements,” which includes vitamins, minerals, herbs, amino acids, and other dietary ingredients for human use to supplement the diet. Dietary ingredients on the market as of October 15, 1994 do not require the submission by the manufacturer or distributor to the FDA of evidence of a history of use or other evidence of safety establishing that the ingredient will reasonably be expected to be safe, but a dietary ingredient which was not on the market as of October 15, 1994 may need to be the subject of such a submission to FDA at least 75 days before marketing. Among other things, the DSHEA prevents the FDA from regulating dietary ingredients in dietary supplements as “food additives” and allows the use of statements of nutritional support on product labels. The FDA has issued proposed and final regulations in this area and indicates that further guidance and regulations are forthcoming. We cannot assure you that the FDA will accept the evidence of safety for any new dietary ingredient that it may decide to use and the FDA’s refusal to accept such evidence could result in regulation of such dietary ingredients as food additives, requiring FDA pre-approval based on newly conducted, costly safety testing. In addition, while the DSHEA authorizes the use of statements of nutritional support or “structure/function claims in the labels and labeling of dietary supplements, the FDA is required to be notified of such statements. We cannot assure you that the FDA will not consider particular labeling statements used by us to be drug claims rather than acceptable statements of nutritional support, thereby necessitating approval of a costly new drug application, or re-labeling to delete such statements. We do believe, however, that we substantially comply with the regulations promulgated under DSHEA with regard to labels and labeling of our dietary supplements.

In November 1998, the FTC announced new advertising guidelines specifically for the dietary supplement industry, entitled “Dietary Supplements: An Advertising Guide for Industry.” These guidelines reiterate many of the policies the FTC has previously announced over the years, including requirements for substantiation of claims made in advertising about dietary supplements. We make every effort to ensure it is in compliance with FTC advertising standards.

The FFD&CA also authorizes the FDA to promulgate good manufacturing practices (GMP) standards for dietary supplements, which require special quality controls for the manufacture, packaging, storage, and distribution of supplements. The final version of FDA’s GMP regulation has not been published. We believe however, that we will be in substantial compliance with the regulations once they are issued. We contractually require that any independent third party manufacturers doing business with us comply with all existing, or to be promulgated, regulations. The FFD&CA further authorizes the FDA to promulgate regulations governing the labeling of dietary supplements, including claims for supplements pursuant to recommendations made by the Presidential Commission on Dietary Supplement Labels. These rules, which were issued on or after September 23, 1997, entail specific requirements relative to the labeling of our dietary supplements. The rules also require additional record keeping and claim substantiation, reformulation, or discontinuance of certain products, which would be a material expense to us.

Based on management’s information and belief, our Slim Coffee product is not subject to regulation by the FDA. We believe that this product is properly designated as ‘dietary supplement’ within the category of vitamins, minerals, dietary supplements, and herbal products covered within the DSHEA. As such, the product falls under FTC, and does not require FDA approval for release.

The sale of our products in countries outside the United States is regulated by the governments of those countries. We are not currently marketing our products outside of the United States. The Company plans to commence sales in those countries may be prevented or delayed by such regulation. While compliance with such regulation will generally be undertaken by international distributors, we may assist with such compliance and in certain cases may be liable if a distributor fails to comply.

We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect such additional regulation, when and if it occurs, would have on our business in the future. Such additional regulation could require, however, any or all of the actions listed below, which could have a material adverse effect on our operations:

•	the reformulation of certain products to meet new standards,
•	the recall or discontinuance of certain products,
•	additional record keeping,
•	expanded documentation of the properties of certain products,
•	revised, expanded or different labeling, or
•	additional scientific substantiation.

FACILITIES

We sublease approximately 2,500 square feet of office space located at 16 East 40 th Street, New York, New York 10016 at a rate of approximately $3,500 per month. The sublease for the New York office space commenced on May 1, 2006 and is on a month-to-month basis. We also contract with a third party logistics company for fulfillment services and the use of warehouse space in Shelton, Connecticut on standard terms. We do not own any property.

We consider our premises adequate for our purposes for the immediate future.

EMPLOYEES

 As of March 1, 2007 we had two full-time employees, both of whom are our executive officers. We have not experienced any work stoppages and we considers relations with our employees to be good.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages and positions as of March 1, 2007 are as follows:

Name	Age	Position
David Stocknoff	35	President, Chief Financial Officer and Director
David Attarian	58	Secretary and Director

Executive Biographies

David Stocknoff - President, Chief Financial Officer and Director: Mr. Stocknoff has served as our President, Chief Financial  Officer and a Director from December 2005 to the present. From November 2000 until June 2004 Mr. Stocknoff served as head of the Direct Response Division at Tactica International, Inc. until its merger with IGIA, Inc., and then served as head of the Direct Response Division at IGIA, Inc. until December 2005, a retailer of consumer products through Direct Response television advertising until December 2005. From December 1996 to June 2000 Mr. Stocknoff was an Executive Producer at Concepts TV Productions, a Direct Response Production Company. From September 1995 to September 1996, prior to entering the Direct Response industry, Mr. Stocknoff was a Producer at WCBS-TV Channel 2 in New York City. Mr. Stocknoff graduated from Rutgers University in 1994 with a B.A. in Journalism and Mass Media.

David Attarian - Secretary and Director: Mr. Attarian has served as our Secretary and a Director from December 2005 to the present. From November 1996 until June 2004 Mr. Attarian served as Manager of the International Sales Division at Tactica International, Inc. until its merger with IGIA, Inc., and then served as Manager of the International Sales Division at IGIA, Inc., a retailer of consumer products through Direct Response television advertising, until March 2006. Mr. Attarian has developed and secured International distribution of Tactica Products in over 100 countries. In most countries Tactica products have been sold through Direct Response TV ads, in catalogs as well as websites and retail stores through local distributors and agents. Prior to joining Tactica Mr. Attarian has served as the COO of the US operation of a French Designer Women’s Ready To Wear line.   Mr. Attarian graduated from Manhattan School of Medical Technology in 1975 with a Medical Technology degree.

Board of Directors:

Our Directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Directors receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. Each of our directors currently receives $5,000 per year for their service on the Board of Directors.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation paid to our Chief Executive Officer and the other executive officers who earned more than $100,000 per year at the end of the last completed fiscal year. We refer to all of these officers collectively as our “ named executive officers.”

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)
David Stocknoff President	2006	-0-	-0-	-0-	-0-	-0-	-0-
David Attarian Secretary	2006	-0-	-0-	-0-	-0-	-0-	-0-

Employment Agreements with Executive Officers

We have employment agreements with David Stocknoff and David Attarian.

Employment Agreement with David Stocknoff

We entered into an employment agreement, dated as of July 14, 2006, with David Stocknoff who serves as our President. His base salary is at a weekly rate of $2,019.23. He is entitled to an annual bonus and other compensation as may be determined by the Board of Directors. He is entitled to two weeks of paid vacation per year, and health insurance, short term and long term disability insurance, retirement benefits, fringe benefits, and other employee benefits on the same basis as is generally made available to other senior executives. If terminated, he is entitled to one month of severance for each year of employment, not to exceed six months, plus he shall retain all stock and vested options that are owned by him. The employment agreement provides that the agreement may be terminated at any time, for cause or without cause, at the sole option of the Company. In order to conserve funds on a temporary basis, in October 2006, Mr. Stocknoff agreed to temporarily defer certain portions of his salary until we receive financing.

Employment Agreement with David Attarian

We entered into an employment agreement, dated as of July 14, 2006, with David Attarian who serves as our Secretary and Vice President of International Sales. His base salary is at a weekly rate of $2,180.00. He is entitled to an annual bonus and other compensation as may be determined by the Board of Directors. He is entitled to two weeks of paid vacation per year, and health insurance, short term and long term disability insurance, retirement benefits, fringe benefits, and other employee benefits on the same basis as is generally made available to other senior executives. If terminated, he is entitled to one month of severance for each year of employment, not to exceed six months, plus he shall retain all stock and vested options that are owned by him. The employment agreement provides that the agreement may be terminated at any time, for cause or without cause, at the sole option of the Company. In order to conserve funds on a temporary basis, in October 2006, Mr. Attarian agreed to temporarily defer certain portions of his salary until we receive financing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the founding and formation of the Company, our founders contributed to us $107,500 in cash plus paid advertising expenses in the amount of $10,250, for an aggregate amount of $117,750. In consideration for their contribution to us, we issued to the founders a total of 67,750,000 shares of our common stock and 50,000 shares of Series A Preferred Stock. The table below sets forth the name of the founders and the amount of capital stock they received for their investment.

Series A Preferred Stock
Name	Number of Shares
Sale-A-Vision, Inc. (3)	50,000

Common Stock
Name	Number of Shares
David Stocknoff	2,500,000
David Attarian	2,500,000
EPTA, LLC (1)	3,500,000
Juni, LLC (2)	3,500,000
Avraham Ovadia	3,500,000
Paul Greenfield	1,500,000
Kurt Streams	1,500,000
Moti Ben Melech	500,000
Sale-A-Vision, Inc. (3)	43,500,000
Todd Fritzhand	10,000
Shazad Mossanen	20,000
Nasser Mohkhatzadeh	1,000,000
Tamir Elimeleb	10,000
Sonia Makiling	10,000
Pablo Munoz de Cote	100,000
Jose Pintado	100,000
Neil Mizrahi	2,000,000
Emil Mizrahi	2,000,000

(1) Prem Ramchandani has voting and dispositive rights over the shares held by EPTA LLC.
(2) Moshe Rahimi has voting and dispositive rights over the shares held by Juni, LLC.
(3) Motti Ben Melech has voting and dispositive rights over the shares held by Sale-A-Vision Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 1, 2007, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Title of Class	Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage Ownership(2)
Common Stock	David Stocknoff	2,500,000	3.50%
Common Stock	David Attarian	2,500,000	3.50%
Common Stock	Avraham Ovadia 39 Commerce Crescent Eastgate Extension Sandton, South Africa 2146 South Africa	3,500,000	4.89%
Common Stock	Sale-A-Vision, Inc. (3) 14 Bond Street Suite 296 Great Neck, NY 11106	43,000,000	60.13%
Common Stock	All Executive Officers and Directors as a Group (2 persons)	5,000,000	7.00%
Series A Preferred Stock	Sale-A-Vision, Inc.(3)	50,000(4)	100.0%

*	Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Diet Coffee, Inc., 16 East 40 th Street, 13 th Floor, New York, NY 10016.
(2)
Applicable percentage ownership is based on 71,513,000 shares of common stock outstanding as of December 5, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of December 5, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 5, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Motti Ben Melech has voting and dispositive rights over the shares held by Sale-A-Vision, Inc.
(4)	Shares of Series A Preferred Stock are not convertible to common stock and have no liquidation preference. The holders of the Series A Preferred Stock are entitled to 10,000 votes per share.

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

We are authorized to issue 200,000,000 shares of Common Stock, par value $.001 per share and 10,000,000 shares of Preferred Stock, par value $.001 per share. As of the date of this Registration Statement, we had 71,513,000 shares of Common Stock outstanding and 50,000 shares of Preferred Stock outstanding.

The holders of the shares of Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of shares of Common Stock do not have preemptive, subscription or conversion rights.

Holders of shares of Common Stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of Common Stock do not have cumulative voting rights, which mean that the holders of more than 50% of our outstanding voting securities can elect all of the directors of the Company.

  We filed a Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock on March 1, 2006, pursuant to which the Company authorized for issuance 50,000 shares of Series A Preferred Stock, par value $.001 per share, which shares are not convertible and have no liquidation preference, but have the right to 10,000 votes for each share of Series A Preferred Stock.

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon the Company’s earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide for the indemnification of our directors and officers against all claims and liability by reason of serving as a director or officer. It shall be within the discretion of our Board of Directors whether to advance any funds in advance of disposition incurred by any director or officer in connection with that proceeding. We are not, however, required to reimburse any legal expenses in connection with any proceeding if a determination is made that the director or officer did not act in good faith or in a manner reasonably believed to be in our best interests. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

No market currently exists for our shares. The price reflected in this prospectus of $0.65 per share is the initial offering price of units upon the effectiveness of this prospectus. The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions at a price of $0.65 per share or on any stock exchange, market or trading facility on which the shares may then be traded. If our shares are quoted on the Over-the-Counter Bulletin Board (“OTCBB”), the selling stockholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. In the event that any donee, pledgee, transferee or other successor-in-interest sells shares received from a person set forth on the “selling stockholders” table after the date of this prospectus, we will amend this prospectus by filing a post effective amendment  to include the names of such donee, pledgee, transferee or other successor-in-interest selling such shares. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions; and
•	a combination of any such methods of sale.

In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus.

The $0.65 per share offering price of the units being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Additionally, the offering price of our shares is higher than the price paid by our founders, and exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

In offering the shares covered by this prospectus, the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any broker-dealers who execute sales for the selling stockholders will be deemed to be underwriters within the meaning of the Securities Act. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares in this offering is detailed in the information immediately following this table.

Name of Selling Shareholder	Number of Shares Owned Before Offering(1)	Number of Shares Offered for Sale	Number of Shares Owned After Completion of Offering	Percentage of Common Stock Owned After Completion of Offering
Janet Myers (5)	20,000	20,000	0	0%
Arman Noghreh (5)	20,000	20,000	0	0%
Bruce Holland (5)	20,000	20,000	0	0%
Liliane Benrimon (5)	20,000	20,000	0	0%
Linda Benrimon (5)	20,000	20,000	0	0%
Leon Benrimon (5)	20,000	20,000	0	0%
Dylan Campbell (5)	20,000	20,000	0	0%
Chad Profeta (5)	20,000	20,000	0	0%
Darrell Johnson (5)	20,000	20,000	0	0%
Hashawn Clark (5)	20,000	20,000	0	0%
Igor Slobodov (5)	20,000	20,000	0	0%

Mickey Elfenbein (5)	20,000	20,000	0	0%
Steve Levy (5)	20,000	20,000	0	0%
Theo Elfetheriadis (5)	20,000	20,000	0	0%
George Ladopolous (5)	20,000	20,000	0	0%
Ron Roth (5)	20,000	20,000	0	0%
Amir Benish (5)	20,000	20,000	0	0%
Tamir Elimeleb (5)	20,000	20,000	0	0%
David Benrimon (5)	26,000	26,000	0	0%
Michael Stocknoff (5)	30,000	30,000	0	0%
Michele Holmes (5)	30,000	30,000	0	0%
Hilary Kole (5)	50,000	50,000	0	0%
Marcel Roumen (5)	50,000	50,000	0	0%
Kikor Kasparian (5)	50,000	50,000	0	0%
Morad Nassir (5)	50,000	50,000	0	0%
Jacqeline J Cohen (5)	50,000	50,000	0	0%
Adrian Green (5)	50,000	50,000	0	0%
Yeheil Ben Harush (5)	30,000	30,000	0	0%
Phillip Kives (5)	50,000	50,000	0	0%
Herbert Stocknoff (5)	60,000	60,000	0	0%
Shogig Kasparian (5)	70,000	70,000	0	0%
Paul Khaksouri (5)	100,000	100,000	0	0%
Mansour M Haghishat (5)	100,000	100,000	0	0%
Ruth R Miller (5)	250,000	250,000	0	0%
Michael Reshad (5)	250,000	250,000	0	0%
Moussa Eshaghian (5)	250,000	250,000	0	0%
Elyass Eshaghian (5)	500,000	500,000	0	0%
Eshagh Kashan (5)	500,000	500,000	0	0%
Ebrahim Kashani (5)	500,000	500,000	0	0%
Lina Tarrab de Zaga (5)	500,000	500,000	0	0%
Nasser Mohkhatzadeh (5)	600,000	600,000	0	0%
Shifra Mohkhatzadeh (5)	600,000	600,000	0	0%
Amir Salimzadeh (5)	1,000,000	1,000,000	0	0%
Peter Columbia (5)	1,420,000	1,420,000	0	0%
Todd Fritzhand (6)	10,000	1,500	8,500	0.01%
Tamir Elimeleb (6)	10,000	1,500	8,500	0.01%
Sonia Makiling (6)	10,000	1,500	8,500	0.01%
Shazad Mossanen (6)	20,000	3,000	17,000	0.02%
Pablo Munoz de Cote (6)	100,000	15,000	85,000	0.11%
Jose Pintado (6)	100,000	15,000	85,000	0.11%
Motti Ben Melech (6)	500,000	75,000	425,000	0.56%
Nasser Mohkhatzadeh (6)	1,000,000	150,000	850,000	1.13%
Paul Greenfield (6)	1,500,000	225,000	1,275,000	1.69%
Kurt Streams (6)	1,500,000	225,000	1,275,000	1.69%
Emil Mizrahi (6)	2,000,000	300,000	1,700,000	2.26%
Neil Mizrahi (6)	2,000,000	300,000	1,700,000	2.26%
David Stocknoff (7)	2,500,000	375,000	2,125,000	2.82%
David Attarian (8)	2,500,000	375,000	2,125,000	2.82%
EPTA LLC (2) (6)	3,500,000	525,000	2,975,000	3.95%
Juni, LLC (3) (6)	3,500,000	525,000	2,975,000	3.95%
Avraham Ovadia (6)	3,500,000	525,000	2,975,000	3.95%
Sale-A-Vision, Inc. (4) (6)	43,500,000	6,525,000	36,975,000	49.12%

(1)	The number of shares owned before the offering by each Selling Shareholder includes shares of Common Stock and shares of Common Stock issuable upon the exercise of the common stock purchase warrants.

(2)	Prem Ramchandani has voting and dispositive rights over the shares held by EPTA LLC.
(3)	Moshe Rahimi has voting and dispositive rights over the shares held by Juni, LLC.
(4)	Motti Ben Melech has voting and dispositive rights over the shares held by Sale-A-Vision, Inc.
(5)	Received their shares of common stock by participating in the private placement.
(6)	Received their shares of common stock as a founder of the Company. See “Certain Relationships and Related Transactions” for a more detailed description.
(7)
David Stocknoff is our President and a Director of the Company. He received his shares of common stock as a founder of the Company. See “Certain Relationships and Related Transactions” for a more detailed description.

(8)
David Attarian is our Secretary and a Director of the Company. He received his shares of common stock as a founder of the Company. See “Certain Relationships and Related Transactions” for a more detailed description.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Our consolidated financial statements for the period from December 19, 2005 (date of inception), to June 30, 2006 (short year), have been included herein in reliance upon the report of Russell Bedford Stefanou Mirchandani LLP, independent registered public accountant, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

DIET COFFEE, INC.
(A DEVELOPMENT STAGE COMPANY)
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of December 31, 2006 and June 30, 2006	F-3

Statements of Losses for the six months ended December 31, 2006 and for the period December 19, 2005 (date of inception) to
June 30, 2006 (short year) and from December 19, 2005 (date of inception) to December 31, 2006
F-4

Statements of (Deficiency in) Stockholders' Equity for the period December 19, 2005 (date of inception) To December 31, 2006	F-5

Statements of Cash Flows for the six months ended December 31, 2006 and for the period December 19, 2005 (date of inception) to
June 30, 2006 (short year)  and from December 19, 2005 (date of inception) to December 31, 2006
F-6

Notes to Financial Statements	F-7

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
Diet Coffee, Inc.
New York, New York

We have audited the accompanying balance sheet of Diet Coffee, Inc. (a development stage company) as of June 30, 2006 and the related statements of losses, stockholders’ equity, and cash flows for the period December 19, 2005 (date of inception) through June 30, 2006 (short Year). These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2006 and the results of its operations and its cash flows for the period December 19, 2005 (date of inception) through June 30, 2006 (short Year), in conformance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note I, the Company is experiencing difficulty in generating sufficient cash flow to meet it obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note I. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note J, the Company has restated the balance sheet, statement of losses, stockholders’ equity and cash flow for the period ended June 30, 2006.

/s/	RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP
Certified Public Accountants
New York, New York
January 5, 2007

DIET COFFEE, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	December 31, 2006	June 30, 2006
	(unaudited)	(restated)
ASSETS
Current Assets:
Cash	$11,412	$328,401
Accounts receivable, net of allowance for doubtful accounts of $13,000 at December 31, 2006 (Note B)	59,045	3,447
Inventory	63,462	-
Prepaid expenses	43,528	-
Other receivables	24,323	-

Total assets	$201,770	$331,848

LIABILITIES AND (DEFICIENCY IN) STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses (Note C)	$230,303	$20,500
Customer deposits	19,866	185

Total current liabilities	250,169	20,685

COMMITMENTS AND CONTINGENCIES (Note G)

(DEFICIENCY IN) STOCKHOLDERS' EQUITY (Note D):
Series A Preferred stock, par value $0.001; 50,000 shares issued and outstanding at December 31, 2006 (unaudited) and June 30, 2006	50	50
Common stock, $0.001 par value; 200,000,000 authorized; 71,513,000 and 67,750,000 issued and outstanding as of December 31, 2006 (unaudited) and June 30, 2006, respectively	71,513	67,750
Common stock to be issued	-	640,599
Additional paid in capital	743,286	49,950
Accumulated deficit during development stage	(863,248)	(447,186)

Total (Deficiency in) Stockholders' Equity	(48,399)	311,163

Total liabilities and (deficiency in) stockholders' equity	$201,770	$331,848

See the accompanying footnotes to financial statements

DIET COFFEE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

REVENUES	Six Months ended December 31, 2006	From December 19, 2005 (date of inception) to June 30, 2006	From December 19, 2005 (date of inception) to December 31, 2006
	(unaudited)	(restated)	(unaudited)
Sales	$521,408	$58,590	$579,998
Cost of sales	130,604	39,999	170,603
Gross profit	390,804	18,591	409,395

OPERATING EXPENSES
Selling, general and administrative	807,930	466,165	1,274,095

LOSS FROM OPERATIONS	(417,126)	(447,574)	(864,700)

OTHER INCOME (EXPENSE)
Interest income	1,064	388	1,452

Net loss before provision for income taxes	(416,062)	(447,186)	(863,248)

Income taxes	-	-	-

NET LOSS	$(416,062)	$(447,186)	$(863,248)

Net loss per common share (basic and fully diluted)	$(0.01)	$(0.01)	$

Weighted average of common shares outstanding (basic and fully diluted)	71,040,055	67,750,000

See the accompanying footnotes to financial statements

DIET COFFEE, INC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF (DEFICIENCY IN) STOCKHOLDER'S EQUITY
From December 19, 2005 (date of inception) to December 31, 2006

					Common		Additional
	Series A-Preferred stock		Common stock		Stock	Subscription	Paid-In-	Accumulated
	Shares	Amount	Shares	Amount	To be issued	Receivable	Capital	Deficit	Total
Balance-December 19, 2005	-	$-		$-	$-	$-	$-	$-	$-
Common stock issued to founders	-	-	67,750,000	67,750	-	(67,750)	-	-	-
Series A preferred stock issued to founders	50,000	50	-	-	-	(50,000)	49,950	-	-
Subscription received	-	-	-	-	-	117,750	-	-	117,750
Sale of common stock (to be issued)	-	-	-	-	640,599	-	-	-	640,599
Net Loss (Restated)	-	-	-	-	-	-	-	(447,186)	(447,186)

Balance-June 30, 2006 (Restated)	50,000	$50	67,750,000	$67,750	$640,599	$-	$49,950	$(447,186)	$311,163
Sale and issuance of common stock	-	-	3,763,000	3,763	(640,599)	-	693,336	-	56,500
Net Loss	-	-	-	-	-	-	-	(416,062)	(416,062)
Balance-December 31, 2006	50,000	$50	71,513,000	$71,513	$-	$-	$743,286	$(863,248)	$(48,399)

See the accompanying footnotes to financial statements

DIET COFFEE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

	Six Months ended December 31, 2006	From December 19, 2005 (date of inception) to June 30, 2006	From December 19, 2005 (date of inception) to December 31, 2006
	(unaudited)	(restated)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(416,062)	$(447,186)	$(863,248)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowances for customer incentives and doubtful accounts	35,401	-	35,401
Changes in operating assets and liabilities:
Accounts receivable	(90,999)	(3,447)	(94,446)
Inventory	(63,462)	-	(63,462)
Prepaid expenses	(43,528)	-	(43,528)
Other receivables	(24,323)	-	(24,323)
Accounts payable and accrued expenses	209,803	20,500	230,303
Customer deposit	19,681	185	19,866
Net cash used in operating activities	(373,489)	(429,948)	(803,437)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Common stock to founders	-	67,750	67,750
Proceeds from issuance of series A Preferred stock to founders	-	50,000	50,000
Proceeds from sale of common stock subscriptions	-	640,599	640,599
Proceeds from sale of common stock	56,500	-	56,500
Net cash provided by financing activities:	56,500	758,349	814,849

Net increase (decrease) in cash and cash equivalents	(316,989)	328,401	11,412
Cash and cash equivalents at beginning of period	328,401	-	-
Cash and cash equivalents at end of period	$11,412	$328,401	$11,412

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$-	$-	$-
Cash paid during the period for taxes	-	-	-

See the accompanying footnotes to financial statements

DIET COFFEE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 (UNAUDITED) AND JUNE 30, 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

Diet Coffee, Inc. (“Company”) was organized on December 19, 2005 under the state laws of Delaware with an original name of “The Diet Coffee Company. On March 1, 2006, the Company changed its name to the current existing name.

Diet Coffee is engaged in the retailing and marketing of an all natural, high energy fat burning specialty coffee that helps individuals lose weight.

As of December 31, 2006, the Company had limited operations and was in the development stage.

The Company has adopted a fiscal year end of June 30.

Revenue Recognition

For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition ("SAB104"), which superseded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

SAB 104 incorporates Emerging Issues Task Force 00-21 ("EITF 00-21"), Multiple-deliverable Revenue Arrangements. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company's consolidated financial position and results of operations was not significant.

Consideration Paid to Customers

We offer our customers certain incentives in the form of cooperative advertising arrangements, product markdown allowances, trade discounts, cash discounts, and slotting fees. We account for these incentives in accordance with Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer, ("EITF 01-9"). Markdown allowances, trade discounts, cooperative advertising program participation and cash discounts are all recorded as reductions of net sales. Customer incentives included in sales were $0 and $22,401 for the period from December 19, 2005 to June 30, 2006 and for the six months ended December 31, 2006, respectively.

Use of Estimates

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Foreign Currency Translation

The Company translates the foreign currency financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets and liabilities are translated at current exchange rates, and related revenue and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency translation gains and losses are included in the statement of operations.

Cash and Cash Equivalents

For the purpose of the accompanying financial statements, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

DIET COFFEE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 (UNAUDITED) AND JUNE 30, 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

Inventories / Cost of Goods Sold

The Company has adopted a policy to record inventory at the lower of cost or market determined by the first-in-first-out method. The elements of cost that comprise inventory and cost good sold are FOB shipping point costs, freight and destination charges, customs and importation fees and taxes, customer broker fees (if any) and other related costs. Warehousing costs are changed to cost of goods in the period the costs are incurred. The Company provides inventory allowances based on estimates of obsolete inventories. Inventories consist of finished products available for sale to distributors and customers. At December 31, 2006 and June 30, 2006, Finished Goods inventory was $63,463 and $0, respectively.

Allowance for doubtful accounts

The Company maintains an allowance for doubt accounts to reduce amounts to their estimated realizable value including reserves for customer allowances and incentives. In estimating the provision for doubtful accounts, the company considers a number of factors, including age of the accounts receivable, trends and ratios involving the age of the accounts receivable and the customer mix of each aging categories. As of December 31, 2006 and June 30, 2006, the allowance for doubtful accounts was $13,000 and -0-, respectively.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives.

Impairment of Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted discounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less disposal costs.

Income Taxes

The Company has adopted Financial Accounting Standards No. 109 ("SFAS 109") which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

DIET COFFEE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 (UNAUDITED) AND JUNE 30, 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 2 ("SFAS 2"), "Accounting for Research and Development Costs". Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company had no expenditures on research and product development for the period from December 19, 2005 to June 30, 2006 (short year) and for the six months ended December 31, 2006, respectively.

Advertising

The Company follows SOP 93-7 whereby charging the costs of advertising to expenses as incurred. The Company charged to operations $154,696 and $243,642, as advertising costs for the period from December 19, 2005 to June 30, 2006 (short year) and for the six months ended December 31, 2006, respectively.

Comprehensive Income

Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items of comprehensive income in the period presented.

Segment Information

The Company has adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131") in the years ended December 31, 2001 and subsequent years. SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance.

Stock Based Compensation

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123.” This statement amended SFAS 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Effective for the period ended June 30, 2006 the Company has adopted SFAS 123 (R) which supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and eliminates the intrinsic value method that was provided in SFAS 123 for accounting of stock-based compensation to employees. The Company made no employee stock-based compensation grants before June 30, 2006 and during the six months ended December 31, 2006 and therefore has no unrecognized stock compensation related liabilities or expense unvested or vested prior to the period ended June 30, 2006 (short year) and for the six months ended December 31, 2006.

DIET COFFEE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 (UNAUDITED) AND JUNE 30, 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

Loss per Share

The Company follows Statement of Financial Accounting Standards No. 128 (“SFAS No. 128”) “Earnings per Share”. Basic and diluted earnings (loss) per share amounts are computed based on net income (loss) divided by the weighted average number of common shares outstanding. The assumed exercise of warrants into 3,763,000 common shares in 2006 was not included in the computation of diluted loss per share because the assumed exercise would be anti-dilutive for the period presented.

Liquidity

As shown in the accompanying financial statements, the Company incurred a net loss of $447,186 and used $429,948 in cash flows operations during the period December 19, 2005 (date of inception) to June 30, 2006 (short year).

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

New Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155. “Accounting for certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140,” or SFAS No. 155. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We do not expect the adoption of SFAS 155 to have a material impact on our consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No.156 did not have a material impact on the Company's financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48 (FIN 48). “Accounting for uncertainty in Income Taxes”. FIN 48 clarifies the accounting for Income Taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition and clearly scopes income taxes out of SFAS 5, “Accounting for Contingencies”. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have not yet evaluated the impact of adopting FIN 48 on our consolidated financial position, results of operations and cash flows.

DIET COFFEE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 (UNAUDITED) AND JUNE 30, 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. The Company will be required to adopt SFAS 157 effective for the fiscal year beginning January 1, 2008. The requirements of SFAS 157 will be applied prospectively except for certain derivative instruments that would be adjusted through the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact of the adoption of SFAS 157 on the Company’s consolidated financial statements and the management believes that the adoption of SFAS 157 will not have a significant impact on its consolidated results of operations or financial position.

NOTE B - ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at December 31, 2006 and June 30, 2006:

	December 31, 2006	June 30, 2006
Accounts receivable	$72,045	$3,447
Less: allowance for doubtful accounts	(13,000)	-
Accounts receivable, net	$59,045	$3,447

Included in accounts receivable at December 31, 2006 is a $33,434 credit card holdback by a merchant bank that processes payment due for product sales. The merchant bank holdback account is based on the dollar amount of sales and is designed to allow the Company to receive the credit card holdback cash, including interest for the Company, after customer refunds and chargebacks are cleared.

NOTE C - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at December 31, 2006 and June 30, 2006 are as follows:

	December 31, 2006	June 30, 2006
Accounts payable	$101,242	$5,000
Accrued professional Fees	70,000	-
Accrued payroll and payroll taxes	35,078	7,156
Other accrued liabilities	23,983	8,344
Total	$230,303	$20,500

NOTE D - STOCKHOLDERS’ EQUITY

Series A - Preferred stock

The Company has authorized 10,000,000 shares of Preferred stock, par value $0.001, within the limitations and restrictions stated in the Certificate of Incorporation of the Company.

During the period ended June 30, 2006, the Company designated and issued of 50,000 shares of Series A - Preferred stock; non convertible. Each share of the Series A- Preferred stock is entitled to 10,000 votes on all matters submitted to the stockholders of the Company. The holders of the Series A-Preferred stock are not granted any preference upon the liquidation, dissolution or winding up of the business of the Company.

Common stock

The Company has authorized 200,000,000 shares of Common stock, par value $0.001.

During the period from December 19, 2005 (date of inception) to June 30, 2006, the Company issued 67,750,000 shares to its founders for an investment of $67,750.

During the period ended June 30, 2006, the Company sold 3,478,000 shares of its Common stock for a net average price of $0.185 per share. As of June 30, 2006, the 3,478,000 Common stock shares were not issued. As part the sale of Common stock, the Company issued 3,478,000 warrants to purchase Common stock at a purchase price of $0.50 per share expiring two years from the date of issuance.

During the six months ended December 31, 2006 the Company sold 285,000 shares of its Common stock for a net average price of $0.185 per share.

DIET COFFEE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 (UNAUDITED) AND JUNE 30, 2006

NOTE E - INCOME TAXES

The Company has adopted Financial Accounting Standards No. 109, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns.

Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant. A management estimate that at December 31, 2006 and June 30, 2006, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $864,000 and $420,000, expiring in the year 2023, that may be used to offset future taxable income. Due to significant changes in the Company's ownership, the future use of its existing net operating losses may be limited.

The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Components of deferred tax assets as of December 31, 2006 and June 30, 2006 are as follows:

Non current:

	December 31, 2006	June 30, 2006
Net operating loss carry forward	$259,000	$126,000
Valuation allowance	(259,000)	(126,000)
Net deferred tax asset	-	-

NOTE F - STOCK OPTIONS AND WARRANTS

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company's common stock issued to shareholders at December 31, 2006.

		Warrants Outstanding		Warrants Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.50	3,763,000	1.56	$0.50	3,763,000	$0.50

Transactions involving the Company's warrant issuance are summarized as follows:
	Number of Shares	Weighted Average Price Per Share
Outstanding at December 19, 2005 (date of inception)	-	-
Granted	-	$-
Exercised	-	-
Canceled or expired	-	-

Outstanding at June 30, 2006 (Restated)	-	$-
Granted	3,763,000	$0.50
Exercised	-	-
Canceled or expired	-	-

Outstanding at December 31, 2006	3,763,000	$0.50

DIET COFFEE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 (UNAUDITED) AND JUNE 30, 2006

NOTE F - STOCK OPTIONS AND WARRANTS (continued)

During the fiscal year ended June 30, 2006, the Company completed a private placement in which we subsequently issued 3,478,000 shares of common stock and warrants to acquire 3,478,000 shares of common stock. The warrants are exercisable until two years after the date of issuance at a purchase price of $0.50 per share on 3,478,000 warrants and include registration rights. The warrants were issued subsequent to June 30, 2006.

In July 2006, the Company sold 285,000 shares of its Common stock at a net average of $0.185 per share. As part of the sale of Common stock the Company issued 285,000 warrants to purchase its Common stock at a price of $0.50 per share expiring 2 years from the date of issuance.

There are no outstanding options as of December 31, 2006.

NOTE G - COMMITMENTS AND CONTINGENCIES

Facility leases

The Company subleases approximately 2,500 square feet of office space in New York, NY at a rate of approximately $3,500 per month. The sublease commenced on May 1, 2006 and is on a month to month basis. Additionally, the Company subleases, from time to time, warehouse space for the completion of business activities.

Employment agreements

The Company has an employment agreement with the Company’s President and Chief Executive Officer as well as with the Company's Secretary. In addition to salary and benefit provisions, the agreement includes defined commitments should the employee terminate the employment with or without cause. As of December 31, 2006, the Company owes $28,584 in deferred salaries that were incurred in accordance with employment agreements with management.

NOTE H - CONCENTRATIONS

Purchases from the Company's three major suppliers approximated $33,641 or 84.1% and $191,012 or 86.2% of total purchases for the period ended June 30, 2006 and six months ended December 31, 2006, respectively.

NOTE I - GOING CONCERN MATTERS

The accompanying statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, as of June 30, 2006, the Company incurred losses of $447,186. The Company’s used $429,948 cash to fund the current loss. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

DIET COFFEE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 (UNAUDITED) AND JUNE 30, 2006

NOTE I - GOING CONCERN MATTERS (continued)

The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through the continued developing, marketing and selling of its services and additional equity investment in the Company. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NOTE J - RESTATEMENT

The Company has restated its financial statements for the period ended June 30, 2006 to correct the following errors in the financial statements previously filed:

•
During the period ended June 30, 2006, the Company issued warrants in connection with the sales of its common stock that required analysis in accordance with EITF 00-19. EITF 00-19 specifies the conditions which must be met in order to classify warrants issued in a company's own stock as either equity or as a derivative liability. The Companies original evaluation of these conditions under EITF 00-19 resulted in the determination that these warrants are classified as a derivative liability. The Company subsequently determined that the warrants did not include net cash settlement or other conditions that would require derivative accounting. Accordingly, the Company had originally fair valued the 3,478,000 warrants granted during the period ended June 30, 2006. The weighted average fair value of the warrants, determined using the Black Scholes option pricing method, was $15,999 and was recorded as a charge to operations and a liability for the period from December 19, 2005 (date of inception) to June 30, 2006. Therefore, the Company has restated its financial statements to correct this error.

•	In addition, the Company has elected to adopt a fiscal year end of June 30.

The results of the correction of these errors include:

•
A decrease in the Company's reported net loss for the period from December 19, 2005 (date of inception) to June 30, 2006 by $15,999 from $463,185 to $447,186, representing the removal of the non-cash charge related to the warrant liabilities.

•	A decrease in the Company's total liabilities as of June 30, 2006 by $15,999 from $36,684 to $20,685, representing the removal of the warranty liabilities.

17,688,500 Shares

Common Stock

PROSPECTUS

March 13, 2007

Dealer Prospectus Delivery Obligation

Until June 12, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.